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                                                                    EXHIBIT 99.3

Monday August 24, 9:01 am Eastern Time

Company Press Release

SOURCE: Fidelity National Financial, Inc.

Fidelity National Financial, Inc. and Alamo Title Holding Company Announce Successful Merger

IRVINE, Calif., Aug. 24 /PRNewswire/ -- Fidelity National Financial, Inc. (NYSE:
FNF - news) announced that Alamo Title and Fidelity have successfully completed the merger initially announced on May 7, 1998.

Pursuant to the merger, Fidelity will issue 2.1 million shares for 100% of Alamo Title's shares. The merger results in Fidelity becoming the second largest underwriter in Texas based on combined company premiums written in 1997 of $128 million, which equals 18.6% of the overall Texas market. Alamo Title, established in 1922, in San Antonio, Texas, is the city's largest title company.

Patrick F. Stone, Chief Operating Officer of Fidelity, said, "We are very excited to expand our direct and agency operations in the state of Texas as a result of this acquisition. Alamo Title will afford tremendous opportunities to sell our various real estate products and services in the second-largest title insurance market in the U.S. Our two underwriting companies will maintain individual direct and agency operations in Texas and New Mexico in order to maximize market share and provide the highest level of service to its customers and agents. Fidelity will continue to utilize the Alamo Title name in selected operations, in Austin, Houston, and Dallas."

Darryl J. Tyson will manage the five-state region comprising Texas, Oklahoma, New Mexico, Louisiana, and Georgia for Fidelity and Alamo Title from a regional headquarters in San Antonio, Texas. Alex H. Halff, formerly Senior Chairman of the Board of Alamo Title Holding Company, became Chairman Emeritus of Alamo Title. Mr. Halff and Donald Still will remain actively involved in the affairs of Alamo Title.

Headquartered in Irvine, California, Fidelity is a specialty finance company engaged in doing business in 49 states, the District of Columbia, Puerto Rico, the Bahamas, and the U.S. Virgin Islands. Fidelity, through its principal subsidiaries, performs specialty finance functions such as originating, funding, purchasing, selling, securitizing and servicing equipment leases for a broad range of businesses. Fidelity is also engaged in the business of issuing title insurance and performs other title-related services including escrow, collection and trust activities, real estate information and tax reporting services, trustee sales guarantees, foreclosure publishing and posting services, exchange intermediary services, credit reviews, flood certifications, appraisals and courier services.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: Statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, and results could vary materially from the descriptions contained herein and other risks as may be detailed in the Company's Securities and Exchange Commission filings.